Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Ashford Hospitality Trust, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1. Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Other	960,000(2)	$3.89 (3)	$3,734,400	0.0001102	$411.53
Total Offering Amounts					$3,734,400		$411.53
Total Fee Offsets					—		—
Net Fee Due							$411.53

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)	Represents 960,000 shares of Common Stock available for issuance under the Ashford Hospitality Trust, Inc. 2021 Stock Incentive Plan.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The offering price per share and aggregate offering price are based upon the average of the high and low prices per share of Common Stock as reported on the New York Stock Exchange on May 12, 2023, which was $3.89 per share.